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                    September 1, 2023

       Boxun Zhang
       Chief Financial Officer
       Room 2701-05, Tower A, Global Trade Center
       36 North Third Ring Road, Dongcheng District
       Beijing 100013
       People   s Republic of China

                                                        Re: Concord Medical
Services Holdings Ltd
                                                            Form 20-F
                                                            Filed April 19,
2023
                                                            File No. 001-34563

       Dear Boxun Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services